UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Gaulin, Jean
   P.O. Box 696000
   San Antonio, TX  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 30, 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman, President and Chief Executive Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |11/14/|M   | |75,000            |A  |$29.00     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|F   | |43,887            |D  |$49.56     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|F   | |9,008             |D  |$49.56     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|M   | |105,000           |A  |$18.00     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|F   | |38,136            |D  |$49.56     |                   |      |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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Common Stock               |11/14/|F   | |19,358            |D  |$49.56     |358,788 (b)        |D     |                           |
                           |01    |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Employee stock option |$29.00  |11/14|M   | |75,000     |D  |12/03|01/26|Common Stock|75,000 |       |            |   |            |
(right to buy) (g)    |        |/01  |    | |           |   |/96  |/04  |            |       |       |            |   |            |
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Employee stock option |$49.56  |11/14|A   |V|43,887     |A  |11/14|01/26|Common Stock|43,887 |       |            |   |            |
(right to buy) (g)    |        |/01  |    | |           |   |/03  |/04  |            |       |       |            |   |            |
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Employee stock option |$18.00  |11/14|M   | |105,000    |D  |01/26|01/26|Common Stock|105,000|       |            |   |            |
(right to buy) (g)    |        |/01  |    | |           |   |/96  |/03  |            |       |       |            |   |            |
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Employee stock option |$49.56  |11/14|A   |V|38,136     |A  |11/14|01/26|Common Stock|38,136 |       |929,748     |D  |            |
(right to buy) (g)    |        |/01  |    | |           |   |/03  |/03  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(b) 96,800 of such shares were issued pursuant to Long Term Incentive Plans and remain subject to forfeiture as of Noember, 2001.
(g) Employee Stock option granted under the Company's  Long-Term Incentive
Plans.

SIGNATURE OF REPORTING PERSON
/s/ JEAN GAULIN (Power of Attorney)
DATE
December 7, 2001